EXHIBIT 99.1

Stronger. Safer. Infrastructure.®

Aegion Corporation Appoints Kenneth L. Young as Controller

St. Louis, Missouri – December 13, 2018 – Aegion Corporation (Nasdaq Global Select Market: AEGN) ("Aegion" or the "Company") today announced the appointment of Kenneth L. Young as its Senior Vice President and Controller, effective December 12, 2018. Mr. Young, who has served as the Company's Interim Controller since April 2018, also will continue to serve as the Company's Treasurer.

"Ken is a skilled financial veteran and recognized leader within Aegion," said David Morris, Aegion's Executive Vice President and Chief Financial Officer. "His deep experience and focus on continuous improvement make him an outstanding selection to lead Aegion's global accounting organization."

Mr. Young's financial career spans four decades, with experience in financial operations, accounting, reporting and SEC compliance, as well as treasury and risk management. He joined the Company in April 2009 as Vice President and Treasurer and was appointed Senior Vice President in October 2014. Before joining the Company, Mr. Young served as the Chief Financial Officer, Secretary and Treasurer for Huttig Building Products, a public company based in St. Louis, Missouri. Prior to that, he served as Corporate Treasurer for MEMC Electronic Materials, a public company based in the St. Louis area. Prior to joining MEMC, Mr. Young was the Vice President – Finance for the Federal Farm Credit Banks, a St. Louis based agricultural lender. Mr. Young attended the University of Missouri, Columbia, where he earned a BS degree in finance and banking.

About Aegion Corporation (Nasdaq Global Select Market: AEGN)

Aegion combines innovative technologies with market leading expertise to maintain, rehabilitate and strengthen infrastructure around the world. Since 1971, the Company has played a pioneering role in finding innovative solutions to rehabilitate aging infrastructure, primarily pipelines in the wastewater, water, energy, mining and refining industries. Aegion also maintains the efficient operation of refineries and other industrial facilities. Aegion is committed to Stronger. Safer. Infrastructure®. More information about Aegion can be found at www.aegion.com.

(AEGN-GEN)

CONTACT: Aegion Corporation
David F. Morris, Executive Vice President and Chief Financial Officer
(636) 530-8000